EXHIBIT 99.1

Page 1 Biogen Idec Reports Fourth Quarter and Full Year 2004 Earnings

Media Contact:
Jose Juves
Associate Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524

Investment Community Contact:
Elizabeth Woo
Senior Director, Investor Relations
Biogen Idec
Tel: (617) 679-2812

FOR IMMEDIATE RELEASE

Biogen Idec Reports Fourth Quarter and Full Year 2004 Results

Cambridge, MA, February 7, 2005 — Biogen Idec Inc. (NASDAQ: BIIB), the world’s third largest biotech company with leading products and capabilities in oncology and immunology, today reported its fourth quarter and full year 2004 results.

Fourth Quarter & Full Year Highlights

•	Total revenues in 2004 exceeded $2.20 billion vs. prior year $679 million (adjusted pro forma of $1.85 billion, an increase of 19%), driven primarily by AVONEX® (Interferon beta-1a) sales up 21% (adjusted pro forma non-GAAP) to $1.42 billion and RITUXAN® (rituximab) co-promotion profits up 25% to $615 million.

•	Fourth quarter revenues were $586 million vs. prior year $300 million (adjusted pro forma non-GAAP of $491 million, an increase of 19%), driven primarily by AVONEX sales up 19% (adjusted pro forma non-GAAP) to $370 million and RITUXAN co-promotion profits up 31% to $170 million.

•	On a reported basis, calculated in accordance with U.S. generally accepted accounting principles (GAAP), full year earnings per share (EPS) were $0.13; excluding merger-related accounting impacts and other non-operating charges, adjusted pro forma non-GAAP EPS were $1.44. Fourth quarter GAAP earnings per share (EPS) were $0.14;

Page 2 Biogen Idec Reports Fourth Quarter and Full Year 2004 Earnings

excluding merger-related accounting impacts and other non-operating charges, adjusted pro forma non-GAAP EPS were $0.34.

•	In November, Biogen Idec and Elan Corporation, plc announced that the U.S. Food and Drug Administration (FDA) approved TYSABRI® (natalizumab), formerly referred to as ANTEGREN®, as treatment for relapsing forms of multiple sclerosis (MS) to reduce the frequency of clinical relapses.

James Mullen, Biogen Idec’s Chief Executive Officer, commented, “Biogen Idec had a momentous year in 2004, highlighted by the approval of TYSABRI based on one-year data. Our major R&D programs experienced their most productive year and strong performance in AVONEX and RITUXAN fueled revenue growth of 19% to $2.2 billion. This puts us on track to meet our long-term goals of achieving approximately 15% top and 20% bottom line operating performance.”

Financial Performance

On an adjusted non-GAAP basis, Biogen Idec reported net income of $121 million in the fourth quarter of 2004 (Q4 2003 adjusted pro forma non-GAAP: $91 million) and $518 million for the full year 2004 (2003 adjusted pro forma non-GAAP: $432 million). Adjusted non-GAAP EPS was $0.34 for the fourth quarter of 2004 (Q4 2003 adjusted pro forma non-GAAP: $0.25) and $1.44 for the full year 2004 (2003 adjusted pro forma non-GAAP: $1.22).

These adjustments are itemized on the attached reconciliation tables. Adjusted non-GAAP EPS and net income for the fourth quarter and full year of 2004 exclude merger-related accounting impacts, such as amortization of intangibles, impairment of intangibles, inventory step up, and other merger-related charges, and other non-operating charges. Adjusted pro forma non-GAAP EPS and net income for the fourth quarter and full year of 2003 include revenue and expenses from the former Biogen, Inc. from January 1 to November 12, 2003 (date of merger) but excludes similar merger-related accounting impacts excluded from fourth quarter and full year 2004 adjusted non-GAAP EPS and other non-operating charges of the former Biogen, Inc. and IDEC Pharmaceuticals Corporation.

On a reported basis, calculated in accordance with GAAP, Biogen Idec reported net income of $48 million (or EPS of $0.14) in the fourth quarter of 2004 and net income of $45 million (or EPS of $0.13) for the full year 2004. The difference between adjusted non-GAAP net income and EPS and GAAP net income and EPS in the fourth quarter and full year were primarily due to non-cash merger-related accounting impacts of $88 million and $656 million, respectively. Full year 2004 was also impacted by a $13 million write-down of certain investments.

Revenue Performance

Page 3 Biogen Idec Reports Fourth Quarter and Full Year 2004 Earnings

Revenues from AVONEX, Biogen Idec’s therapy for patients with relapsing forms of MS, increased 19 % in the fourth quarter to $370 million (Q4 2003 adjusted pro forma non-GAAP: $310 million). Full year AVONEX sales increased 21 % to $1.42 billion (2003 adjusted pro forma non-GAAP: $1.17 billion). In 2004, U.S. sales were $922 million and international sales were $495 million.

Revenues from AMEVIVE® (alefacept), Biogen Idec’s treatment for moderate-to-severe chronic plaque psoriasis, were $10 million in the fourth quarter (Q4 2003 adjusted pro forma non-GAAP: $17 million) and $43 million for the full year (2003 adjusted pro forma non-GAAP: $40 million).

Revenues from ZEVALIN® (ibritumomab tiuxetan), Biogen Idec’s radioimmunotherapeutic agent for relapsed or refractory low-grade, follicular or transformed B-cell non-Hodgkin’s lymphoma (NHL), were $8 million in the fourth quarter of 2004 (Q4 2003: $5 million) and $23 million for the full year (2003: $20 million).

Revenues from TYSABRI, Biogen Idec’s therapy for patients with relapsing forms of MS, were $3 million in the fourth quarter.

Revenues for the fourth quarter of 2004 and full year 2004 included $170 million (Q4 2003: $130 million) and $615 million (2003: $493 million), respectively, from Biogen Idec’s joint business arrangement with Genentech, Inc. related to RITUXAN, a treatment for certain B-cell non-Hodgkin’s lymphomas that Biogen Idec co-promotes in the U.S. with Genentech. All U.S. sales of RITUXAN are recognized by Genentech, and Biogen Idec records its share of the pretax co-promotion profits on a quarterly basis. U.S. net sales of RITUXAN were $429 million in the fourth quarter (Q4 2003: $369 million) and $1.57 billion for the full year (2003: $1.36 billion), as reported by Genentech.

Royalties were $25 million in the fourth quarter (Q4 2003 adjusted pro forma non-GAAP: $27 million) and $98 million for the full year (2003 adjusted pro forma non-GAAP: $127 million).

Financial Guidance

Biogen Idec today reaffirmed its long-term goal of achieving 15% compound annual revenue growth, and approximately 20% compound annual earnings per share (adjusted pro forma non-GAAP) growth through 2007.

Given the launch investments behind TYSABRI, the Company is anticipating low double-digit growth for revenue and adjusted non-GAAP earnings in 2005. On this non-GAAP basis, the Company expects operating expenses to grow 12–14% over 2004 levels and its effective tax rate for 2005 to be in the range of 31–33%. As a result, the Company estimates that its 2005 non-GAAP earnings per share will be in the range of $1.60 to the low $1.70’s.

The Company anticipates that 2005 capital expenditures will be in the range of $400 — $475 million. A significant portion of these expenditures will be directed towards the

Page 4 Biogen Idec Reports Fourth Quarter and Full Year 2004 Earnings

completion of the Oceanside manufacturing facility and the construction of a large-scale manufacturing facility in Denmark.

Fourth Quarter 2004 Highlights

•	On December 21, 2004, Biogen Idec and Elan announced the initiation of a head-to-head study comparing the safety and efficacy of TYSABRI to Rebif® (Interferon beta-1a). STARS (Study of TYSABRI Against Rebif in relapsing multiple sclerosis), is a randomized, assessor-blinded, parallel group study that will enroll more than 1,000 MS patients in North and South America, Europe, Australia, Turkey and Israel. Rebif is a registered trademark of Serono S.A.

•	On November 23, 2004, Biogen Idec and Elan announced that the FDA approved TYSABRI as treatment for relapsing forms of MS to reduce the frequency of clinical relapses. FDA granted accelerated approval for TYSABRI following priority review based on one-year data from two Phase III studies, the AFFIRM monotherapy trial and the SENTINEL add-on trial with AVONEX.

•	On November 1, 2004, Biogen Idec, Genentech and Roche announced that DANCER, a Phase IIb clinical study of RITUXAN in patients with moderate-to-severe rheumatoid arthritis who were also treated with methotrexate, met its primary endpoint. A significantly greater proportion of RITUXAN plus methotrexate-treated patients achieved an American College of Rheumatology (ACR) 20 response at week 24, compared to placebo.

•	Biogen Idec announced on October 13, 2004, that Health Canada has authorized AMEVIVE for sale in Canada. AMEVIVE, the first biologic approved for psoriasis in Canada, will be marketed for the treatment of patients with moderate-to-severe chronic plaque psoriasis who are candidates for systemic therapy or phototherapy.

•	On October 6, 2004, ImmunoGen, Inc. and Biogen Idec announced that Biogen Idec licensed exclusive rights to develop and commercialize anti-cancer therapeutics that comprise an antibody developed by Biogen Idec to an undisclosed tumor cell target and ImmunoGen’s proprietary Tumor-Activated Prodrug (TAP) technology.

Conference Call and Webcast

The Company’s earnings conference call for the fourth quarter will be broadcast via the internet at 5:00 p.m. ET on February 7, 2005, and will be accessible through the investor relations section of Biogen Idec’s homepage, http://www.biogenidec.com.

Page 5 Biogen Idec Reports Fourth Quarter and Full Year 2004 Earnings

About Biogen Idec

Biogen Idec creates new standards of care in oncology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.

Safe Harbor

This press release contains forward-looking statements regarding expected future financial results and plans for our development programs, including TYSABRI.

These statements are based on the Company’s current beliefs and expectations. A number of risks and uncertainties could cause actual results to differ materially. For example, financial results, including future revenue and EPS growth, anticipated levels of expenses, other statements regarding future financial performance, and overall prospects for the Company’s products may be affected by a number of factors, including the degree and timing of market acceptance of TYSABRI, any unexpected slowing of growth of the markets for AVONEX and RITUXAN, any change in market acceptance of these products in key markets worldwide, the impact of reimbursement and pricing decisions related to the Company’s products, particularly TYSABRI, the impact of competitive products on the Company’s products, any material decreases in sales by licensees of products on which the Company receives royalties, the impact of litigation, the impact of costs related to the launch of TYSABRI, any unanticipated increase in expenses related to in-licensing and product opportunities, increases in costs related to development of new products and existing products in new indications, and any material issues, delays or failures related to the manufacturing or supply of the Company’s products.

Drug development and commercialization involve a high degree of risk. For example, our development and commercialization of TYSABRI as a treatment for MS could be negatively affected if unexpected concerns arise from additional data, including the two-year data from the Phase 3 trial, once unblinded, or if we were to encounter other unexpected hurdles.

For more detailed information on the risks and uncertainties associated with these forward looking statements and the Company’s other activities see the periodic reports filed by the Company with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.

TABLE 1
Financial Results For The Fourth Quarter and Full Year of 2004
Condensed Consolidated Statements Of Income — GAAP Basis
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
REVENUES
Product	$390,929	$156,492	$1,486,344	$171,561
Revenue from unconsolidated joint business	169,972	129,813	614,591	493,049
Royalties	24,910	12,010	98,281	12,010
Corporate partner	153	1,531	10,530	2,563

Total Revenues	585,964	299,846	2,209,746	679,183

COST AND EXPENSES
Cost of product and royalty revenues	66,586	279,457	537,541	284,739
Research and development	188,504	111,954	686,722	233,337
Selling, general and administrative	174,340	99,614	576,228	174,596
Acquisition of in-process research and development	—	823,000	—	823,000
Amortization of acquired intangible assets	80,455	33,180	347,677	33,180

Total Cost and Expenses	509,885	1,347,205	2,148,168	1,548,852

Income (loss) from Operations	76,079	(1,047,359)	61,578	(869,669)
Other income (expense), net	14,947	(19,504)	31,513	(10,955)

INCOME (LOSS) BEFORE INCOME TAXES	91,026	(1,066,863)	93,091	(880,624)
Income taxes (benefit)	42,672	(76,296)	48,340	(5,527)

NET INCOME (LOSS)	$48,354	$(990,567)	$44,751	$(875,097)

BASIC EARNINGS (LOSS) PER SHARE	$0.14	$(4.03)	$0.13	$(4.92)

DILUTED EARNINGS (LOSS) PER SHARE	$0.14	$(4.03)	$0.13	$(4.92)

SHARES USED IN CALCULATING:
BASIC EARNINGS (LOSS) PER SHARE	334,491	245,831	334,996	177,982

DILUTED EARNINGS (LOSS) PER SHARE	362,098	245,831	343,475	177,982

TABLE 2

Condensed Consolidated Balance Sheets
(dollars in thousands)

	Dec. 31, 2004	Dec. 31, 2003
Assets:
Current assets
Cash, cash equivalents and securities available-for-sale	$536,667	$835,959
Accounts receivable, net	277,973	198,524
Inventory	270,528	496,349
Other current assets	383,528	307,832

Total current assets	1,468,696	1,838,664

Long-term securities available-for-sale	1,630,899	1,502,327
Property and equipment, net	1,523,207	1,252,783
Intangible assets, net	3,292,827	3,638,812
Goodwill	1,151,105	1,151,066
Other	172,104	120,293

Total assets	$9,238,838	$9,503,945

Liabilities and shareholders’ equity
Current liabilities	$514,552	$404,825
Long-term deferred tax liability	977,560	1,108,318
Non-current liabilities	904,281	937,474
Shareholders’ equity	6,842,445	7,053,328

Total liabilities and shareholders’ equity	$9,238,838	$9,503,945

TABLE 3
Financial Results For The Fourth Quarter and Full Year 2004
Condensed Consolidated Statements Of Income — Operating Basis
(in millions, except per share amounts)

The non-GAAP financial measures presented below are utilized by Biogen Idec management to gain an understanding of the comparative financial performance of the Company. Management believes that the non-GAAP financial measures are useful because they exclude those non-operational activities or transactions that are not necessarily relevant to understanding the trends of the Company or the prospects of future performance. The presentation of this information is not meant to be considered in isolation or as a substitute for GAAP financial measures. Numbers may not foot due to rounding.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
REVENUES
Product	$390.9	$332.0	$1,486.3	$1,228.5
Revenue from unconsolidated joint business	170.0	129.8	614.6	493.0
Royalties	24.9	26.8	98.3	127.2
Corporate partner	0.2	2.5	10.5	3.6

Total Revenues	586.0	491.1	2,209.7	1,852.4

COST AND EXPENSES
Cost of product and royalty revenues	62.2	79.1	242.0	230.5
Research and development	188.4	159.7	683.7	534.4
Selling, general and administrative	171.8	136.7	566.9	508.1

Total Cost and Expenses	422.4	375.5	1,492.6	1,273.0

Income from Operations	163.6	115.6	717.1	579.4
Other income, net	14.9	16.0	44.2	52.6

INCOME BEFORE INCOME TAXES	178.6	131.6	761.4	632.0
Income taxes	57.2	40.2	243.6	200.4

NET INCOME	$121.4	$91.4	$517.7	$431.7

Numerator:
Net Income	$121.4	$91.4	$517.7	$431.7
Net Income allocable to participating securities (I)	(0.2)	(0.6)	(0.8)	(2.8)
Net Income used in calculating basic eps	$121.2	$90.8	$517.0	$428.8
Net adjustment for interest expense	2.3	0.4	9.1	9.4
Net income used in calculating diluted eps	$123.5	$91.2	$526.1	$438.2
Shares used in calculation of earnings per share:
Denominator
Weighted average number of common shares outstanding	334.5	328.1	335.0	327.3
Effect of dilutive securities: stock options, convertible preferred stock, convertible promissory notes	27.6	30.2	30.4	30.4
Dilutive potential common shares	362.1	358.3	365.4	357.8
Earnings per share:
Basic	$0.36	$0.28	$1.54	$1.31
Diluted	$0.34	$0.25	$1.44	$1.22
An itemized reconciliation between net income on a GAAP basis is as follows:
GAAP Net Income/(loss)	$48.4	($990.6)	$44.8	($875.1)
Pre-merger Biogen, Inc. Product Revenue	—	175.5	—	1,056.9
Pre-merger Biogen, Inc. Royalty Revenue	—	14.8	—	115.2
Pre-merger Biogen, Inc. Corporate Partner Revenue	—	1.0	—	1.0
Fair value step up of inventory acquired from former Biogen, Inc.	4.4	231.6	295.5	231.6
Pre-merger Biogen, Inc. Cost of Sales	—	(33.0)	—	(179.2)
Royalties related to Corixa Settlement	—	1.8	—	1.8
Pre-merger Biogen, Inc. R&D, net of intercompany transactions	—	(47.7)	—	(301.1)
Pre-merger Biogen, Inc. SG&A	—	(50.4)	—	(346.7)
Merger related costs (severance and consulting)	2.6	13.3	12.4	13.2
Amortization of acquired intangible assets related to the merger with former Biogen, Inc.	80.5	33.2	347.7	33.2
Acquisition of in-process research and development	—	823.0	—	823.0
Pre-merger Biogen, Inc. Other income	—	4.8	—	32.9
Represents write down of certain investments	—	—	12.7	—
Charges associated with Charitable Donations and Legal Settlements	—	30.7	—	30.7
Income tax effect of reconciling items	(14.5)	(116.5)	(195.3)	(205.8)

Non-GAAP Net Income	$121.4	$91.4	$517.7	$431.7

Adjustments were made to conform prior periods to current year presentation including adoption of EITF 03-06, which requires allocation of income to certain holders of equity and debt instruments and the immaterial correction of a non-GAAP elimination of intercompany activities between legacy pre-merger companies.

Table 4

Biogen Idec Inc
Product Revenues for Fourth Quarter and Full Year 2004
(in thousands)

The non-GAAP pro forma financial measures presented below are utilized by Biogen Idec management to gain an understanding of the comparative revenue performance of the Company. Management believes that the non-GAAP financial measures are useful because they include those non-GAAP activities or transactions that may be relevant to obtaining an understanding of the trends of the Company or the prospects of future performance.

	Three Months Ended
	December 31,
	2004	2003
	U.S. GAAP	U.S. GAAP	Biogen Revenue	Pro Forma
	Revenue	Revenue	Pre-merger (a)	Combined Revenue
PRODUCT REVENUES
Avonex®	$369,675	$142,603	$167,513	$310,116
Amevive®	9,705	9,356	7,984	17,340
Tysabri®	3,121	—	—	—
Zevalin®	8,427	4,533	—	4,533

Total Product Revenues	$390,929	$156,492	$175,497	$331,989

(a) Represents former Biogen, Inc. revenue that is not included in GAAP revenues.

	Twelve Months Ended
	December 31,
	2004	2003
	U.S. GAAP	U.S. GAAP	Biogen Revenue	Pro Forma
	Revenue	Revenue	Pre-merger (a)	Combined Revenue
PRODUCT REVENUES
Avonex®	$1,417,157	$142,603	$1,025,874	$1,168,477
Amevive®	43,030	9,356	31,058	40,414
Tysabri®	3,121	—	—	—
Zevalin®	23,036	19,602	—	19,602

Total Product Revenues	$1,486,344	$171,561	$1,056,932	$1,228,493